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                                                                  EXHIBIT 5(b)

Xerox Corporation
P.O. Box 1600
Stamford, Connecticut 06904-1600
203-968-3000

July 17, 1998


Re: $1,012,198,000 Aggregate Principal Amount at Maturity of
    Convertible Subordinated Debentures due 2018

Gentlemen:

We have acted as special tax counsel to Xerox Corporation (the "Company"), in connection with (i) the issuance and sale by the Company of $1,012,198,000 aggregate principal amount at maturity of Convertible Subordinated Debentures due 2018 (the "Convertible Debentures") and (ii) the preparation and filing of the Company's Form S-3 Registration Statement to which this opinion is an exhibit (the "Registration Statement") with respect to the offer and sale of the Convertible Debentures by the several holders thereof. In rendering the opinions set forth herein, we have examined the Registration Statement and such other documents and matters of law as have been considered necessary or desirable for rendering the opinions set forth herein.

Based upon the foregoing, it is our opinion that if the offer and sale of the Convertible Debentures is conducted in the manner described in the Prospectus contained in the Registration Statement (the "Prospectus"), the statements under the caption "Certain United States Fedeal Income Tax Considerations" in the Prospectus correctly describe certain United States Federal income tax consequences resulting from the purchase, ownership, disposition and conversion of Convertible Debentures by an initial holder thereof subject to United States federal income taxation.

We do not purport to be experts in, or to express any opinion concerning, the laws of any jurisdiction other than the Federal laws of the United States.

We hereby consent to the reference to us and to the use of our name under the caption "Legal Matters" in the Prospectus and to the filing of a copy of this opinion as an exhibit to the Registration Statement.

Very truly yours,


IVINS, PHILLIPS & BARKER, CHARTERED